UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2008 (March 19, 2008)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

2506 Lakeland Drive, Suite 100
Flowood, MS  39232
(Address of principal executive offices) (Zip Code)

601-983-3800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On March 19, 2008, there was a development in the legal proceeding involving Swiftnet Limited (“Swiftnet”), the wholly-owned U.K. based subsidiary of Xfone, Inc. (the “Registrant”).

Background

As previously disclosed, Swiftnet was served with a claim on October 11, 2005 that was filed by MCI WorldCom Limited (currently operating as Verizon UK Limited) (“MCI”) in an English court for the sum of £1,640,440 ($3,288,771) plus interest accruing at a daily rate of £401 ($804) which at the date of claim had amounted to £92,317 ($185,078).  MCI’s claim was for telecommunication services provided to Swiftnet. Swiftnet had been in dispute with MCI regarding amounts due to MCI for telecommunications services provided by MCI to Swiftnet.  Swiftnet alleged that the disputed charges were improperly billed by MCI to its account and therefore MCI should credit Swiftnet for a certain amount of the claim.  A substantial element of Swiftnet’s counterclaim for credits was based upon special rates agreed verbally by Swiftnet and MCI, which were not applied by MCI in its invoices.  Swiftnet pleaded a counterclaim and that £275,574 ($552,474) owed in relation to traffic terminated through the Xfone network in Israel should be deducted.

Recent Development

On 19 March 2008, the Judge handed down judgment in this dispute and awarded £1,278,942 ($2,564,036) plus legal costs and interest in favour of MCI. The Registrant's financial statements have carried the full amount Swiftnet calculated that it owed to MCI based on the data held in Swiftnet’s billing systems. The net effect of this judgement is that Swiftnet’s costs will be increased by £705,645 ($1,411,927), plus MCI’s legal costs and interest payable, which have not as yet been finally determined. Swiftnet is in the process of taking legal advice as to whether it will seek an appeal to the English Court of Appeal.

Item 9.01                      Financial Statements and Exhibits

(a)           Not applicable.
(b)           Not applicable.
(c)           Not applicable.
(d)           None.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: March 19, 2008	By:	/s/ Guy Nissenson
Guy Nissenson
President, Chief Executive Officer and Director